IMAGIS AND MICROSOFT TO PRESENT JOINT DEMONSTRATION OF A NEW INTEGRATED JUSTICE SYSTEM AT 2002 APCO CONFERENCE

"Solution leverages Windows.NET technology to facilitate Web-based information search and retrieval between every aspect of today's justice system"

VANCOUVER, CANADA; August 12, 2002 - Imagis Technologies Inc.("Imagis") (OTCBB: IGSTF; TSX: NAB; Germany:IGY), announced today the launch of a new integrated justice system. This innovative solution will allow for the rapid deployment of an Integrated Justice Information System (IJIS) across any department, city, county, region, state, or country. The announcement coincides with Imagis' participation in the 2002 APCO Conference & Exposition in Nashville, Tennessee, and a joint demonstration of the solution by Microsoft and Imagis at this same show.

Imagis' integrated justice system leverages the inherent advantages of Microsoft's® Windows.NET technology to facilitate Web-based information search and retrieval between every aspect of today's justice system. As a result, Imagis is able to put critical information - including both text- and image-based data - into the hands of those who need it, when they need it. This includes horizontal data sharing (e.g. between different police, sheriff, and port authority detachments) and vertical data sharing (e.g. between different agencies: enforcement, courts, prosecution, corrections, etc.).

"While the idea of an Integrated Justice Information System is not new, the technologies behind Imagis' integrated justice system, including its utilization of XML Web Services, are very new and innovative, " says Jeff Langford, .NET Technology Specialist, Justice & Public Safety Solutions, Microsoft Corporation. "This breakthrough technology allows national, state, and county law enforcement agencies the ability to deploy affordable and simplified information sharing solutions in a fraction of the time compared to what presently exists."

[Mr. Langford's white paper, Integrated Justice Information Systems (IJIS): An Overview, can be accessed online at: http://jps.directtaps.net.]

"Historically, most attempts at state or regional IJIS implementations have fallen short of expectations - if they have been completed at all," said Iain Drummond, President & CEO, Imagis Technologies Inc. "These attempts have proven to be extremely expensive, overly complex, and have required a significant amount of human resources. With Imagis' integrated justice system, the justice community can save time and money while improving the quality, consistency, accessibility, and reliability of their information. "

Imagis' integrated justice system allows a region or office to:

  Access and share data quickly between different offices, branches, cities, counties, and states
  Identify an offender or suspect across any region using both text-based (e.g. a name, driver's license number, or descriptive phrase) and image-based search criteria (e.g. a photo, mug shot, or artist's composite drawing)
  Integrate with other vendor solutions easily, including other RMS, CAD, and Jail Management systems
  Query any information repository from any location using a secure Web interface
  Ensure information security by restricting access to published data to only those granted permission
  Integrate with any ODBC-compliant database or legacy system
  Perform tactical searches for critical information at the scene of a crime

To learn more about Imagis' integrated justice system, please contact Imagis or an Imagis Business Partner today. Demonstrations of the technology are also available on the show floor by visiting Imagis at Booth #860.

About Imagis Technologies Inc.

Imagis Technologies (OTCBB:IGSTF; TSX:NAB; Germany:IGY) is a leading developer of biometric systems using advanced facial and image recognition technology. This includes biometric security solutions and facial identification solutions for such industry sectors as law enforcement, airports, customs & immigration, driver's licenses & passports, and other government agencies. In addition to providing stand-alone software solutions, Imagis offers a biometric facial recognition Software Development Kit (SDK) to third-party integrators and other software providers who want to develop their own biometric solutions based on Imagis' technology.

The Company, whose Chairman is Oliver "Buck" Revell, the former Associate Deputy Director of the FBI, has over one hundred installations of its software in the United States, the United Kingdom, Canada, Latin America, and Asia-Pacific, including Britain's National Crime Squad (NCS), more than 50 RCMP detachments and police departments across Canada, over 40 police departments across the US, New Zealand Customs, and Toronto's Pearson International Airport.

Imagis' technology has been endorsed by leading security agencies and police organizations around the world as an effective tool in identifying criminals, reducing fraud, assisting investigations, and preventing terrorism. More details on Imagis can be found on the Web at http://www.imagistechnologies.com.

CONTACT:

Imagis Technologies Inc.
Media Contact: Sandra Buschau
VP Investor & Media Relations
Tel: (604) 684-2449
E-mail: sandy@imagistechnologies.com
http://www.imagistechnologies.com